**Shapescale_Fundraising_Video.mp3** (6m 22s)
(Alex, Martin)

*[0:00:00]* **Alex**: Hi, I'm Alex. Everyday billions of people are exercising and dieting. They are getting into better shape, yet they come home, look at themselves in the mirror and can't see what has changed. That sucks, right? Because there are changes and you can see them if you take the time to measure them, that's why we have created Shape Scale. Shape Scale is a personal 3D body scanner inside a regular scale. You simply step on it and it will digitize your body shape in couple of seconds. With it you can see how your body shape is changing over time. Now you can see exactly where you have been losing fat or gaining muscles. We can spark changes faster than any other method and show them to you in a visually compelling way. Shape Scale will also tell you what exercise and diet you need to perform to achieve the appearance that you aspire to, visually see your progress, and make sense of what works. That's a game changer. We have basically taken out the black magic of getting fit. Shape Scale is a huge opportunity because it has the potential to replace every bathroom scale around the world. With it you can see yourself the way that other peoples do and right now there is simply no alternative. That's going to change the life of millions of people. Not only making them look better and feel better about their body but also be healthier, and happier. Beyond that imaging what you can do once you have a photo realistic avatar of yourself. You can use it in games, you can use it to buy clothes online, or even on VR social networks. There are so many applications for Shape Scale, that everyday people come up with new ones like following how your kids are growing, or the evolution of their pregnancy, or even why not detect skin cancers.

*[0:00:22]* **Martin**: Hey, I'm Martin. We've recently started promoting our coming Shape Scale product launch and the response we've been getting has been phenomenal. Our Shape Scale teaser has literally gone viral. It has received over 5,000,000 views and over 1,000,000 views in just a single day. We've received over 40,000 sign ups of people that are interested in buying a Shape Scale. Right now we're adding over 1,000 new ones every single day. They are so excited that we've come up with a VIP program that charges members $10 for the opportunity to buy a Shape Scale ahead of everyone else. So far we've sold over 100 memberships in just a few days. Isn't that amazing? Alex and I have been designing, manufacturing, and shipping several hardware products in the past. I'm an expert at sending and marketing consumer products. I've planned and launched several crowd following campaigns and product launches in the past that have raised hundreds of thousands of dollars. Alex himself is a trained Mechatronic Engineer and certified PCB designer who's worked on several IOT products before. Including on air pollution sensors, connected lines, as well as 360 degree cameras. Most of us have worked and founded hardware companies, spent several years in China working with suppliers and contract manufacturers. Alex and I have met in Hong Kong where we started to work on Shape Scale at the beginning of last year. The idea of Shapes came about due to the lack of feedback we've been getting on our own exercise, diet, and how our appearance was changing over time. After dozen of customer interviews and a compelling proof of concept, we were selected to be part of Y Combinator, most successful start up accelerator. Between last summer and today over 5 different prototypes that we tested with hundreds of people at our own office, gyms, as well as other fitness centers across the Bay Area. Step by step we've been working on improving the ease of use, accuracy, as well as the form factor of Shape Scale. Our latest prototypes actually able to create photo realistic 3D scans that are comparable with those of high end 3D scanners. Right now we're working on a prototype that looks and works exactly like out industrial design, and of course we continue to gear up towards our launch this summer.

*[0:00:48]* **Alex**: Shape Scale is an ambitious project where we're inventing the scale from ground up using cutting edge technology and computer vision algorithms. Venture capitalists prefer to fund another app of service because it comes with a proven business model and is easier to deliver. Now it's true that Shape Scale is more challenging to build than another app but bigger risks also means bigger rewards. We are now getting close to the launch and the response on social network is simply amazing. Please just to read the comments that we are getting on Facebook. We have put together this word cloud to show you the last 100,000 reactions that we have been getting during the last month. It shows you that not only people want Shape Scale, they need it. Your money will help us to hire more engineers so we can build Shape Scale faster and make the launch campaign an even bigger success. Help us fund this project so we can put Shape

*[0:00:59]* **Alex**: Scale in every ones bathroom.  *[0:01:00]*